Exhibit 99.1
MATADOR RESOURCES COMPANY DECLARES QUARTERLY CASH DIVIDEND

DALLAS, Texas, July 26, 2021 -- Matador Resources Company (NYSE: MTDR) (“Matador”) today announced that its Board of Directors declared a quarterly cash dividend of $0.025 per share of common stock payable on September 3, 2021 to shareholders of record as of August 12, 2021.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com